Exhibit 99
Quarterly Shareholder Brochure of CNB Corporation
May 18, 2009
Dear Shareholders,
The following provides you a summary of performance for the quarter ending March 31, 2009.
The Corporation’s total assets grew slightly to $263 million, when compared to $262 million for March 31, 2008. The ongoing recession contributed to the loan demand decline of $7.8 million, or 4.4%, in the first quarter over the same period in 2008. Deposit growth was strong for the first quarter increasing by $7.3 million, or 3.1%. Net income for first quarter at $322,000, or $0.27 basic earnings per share, was down over 2008 due primarily to increased FDIC insurance premiums and a further security impairment write-down of $37,000, or $0.03 per share, on the underlying preferred shares received from one of the bank’s money market preferred investments.
The FDIC insurance premium paid by the bank in the first quarter increased by almost $100,000, or $0.08 per share, over the same period last year and is projected to be nearly $400,000, or $0.33 per share, for second quarter. The projected second quarter increase is the result of an emergency special assessment announced by the FDIC in March to replenish the fund following the failures of FDIC-insured institutions.
In consideration of these factors, as well as the capital impact of 2008 year-end net losses due to investment securities write-downs and the provision for loan losses, the board of directors voted not to pay a dividend for the first quarter 2009. The board of directors does reassess the dividend each quarter taking into account earnings performance as well as the economic outlook which, based on the ongoing economic challenges, are expected to continue impacting both the loan and investment portfolios.
In closing, I would like to announce that after 29 years as a director of both CNB Corporation and Citizens National Bank, John L. Ormsbee will retire at the May 19 annual meeting of shareholders. It has been an honor to work with John during his tenure and on behalf of the directors and staff I want to thank him for his service and wish him all the best.
Sincerely,
Susan A. Eno
President & CEO

Consolidated Balance Sheets
(UNAUDITED)
in thousands of dollars

	March 31,
	2009	2008

ASSETS
Cash and due from banks	$7,001	$5,660
Interest-bearing deposits with other financial institutions	5,001	5,020
Federal funds sold	11,205	19,635

Total cash and cash equivalents	23,207	30,315

Time deposits with other financial institutions	5,737

Securities available for sale	40,617	33,680
Securities held to maturity (market value of $10,935 in 2009 and $8,630 in 2008)	10,390	8,463
Other securities	1,008	1,008

Total investment securities	52,015	43,151

Loans	168,385	176,198
Less allowance for loan losses	(2,172)	(1,795)

Loans, Net	166,213	174,403

Premises and equipment, net	6,100	6,233
Other assets	9,973	8,246

Total assets	$263,245	$262,348

LIABILITIES
Deposits
Noninterest-bearing demand	$36,193	$34,828
Interest-bearing deposits	203,824	197,904

Total deposits	240,017	232,732

Other liabilities	5,500	5,092

Total liabilities	245,517	237,824

SHAREHOLDERS’ EQUITY
Common Stock	3,034	3,034
Surplus	19,509	19,509
Retained Earnings and Accumulated other Comprehensive Income/(Loss)	(4,815)	1,981

Total shareholders’ equity	17,728	24,524

Total liabilities and shareholders’ equity	$263,245	$262,348

Consolidated Statement of Income
(Unaudited)
in thousands of dollars
Three months ended March 31,

	2008	2008	2007
INTEREST INCOME

Interest and fees on loans	$2,597	$3,122	$3,132
Interest on securities:
Taxable	419	497	427
Tax exempt	129	132	127
Other interest income	62	137	243

Total interest income	3,207	3,888	3,929

INTEREST EXPENSE ON DEPOSITS	989	1,345	1,468

NET INTEREST INCOME	2,218	2,543	2,461
Provision for loan losses	275	431	69

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	1,943	2,112	2,392

NONINTEREST INCOME

Service charges and fees	264	279	273
Net realized gains from sale of loans	88	37	31
Loan servicing fees, net of amortization	(48)	23	18
Other income	77	61	58

Total noninterest income	381	400	380

NONINTEREST EXPENSES
Salaries and benefits	1,045	1,149	1,063
Occupancy	290	292	311
Supplies	36	41	52
Securities impairment write-down	37	0	0
Other expenses	542	461	463

Total noninterest expenses	1,950	1,943	1,889

INCOME BEFORE INCOME TAXES	374	569	883
Income tax expense	52	102	253

NET INCOME	$322	$467	$630

BASIC NET INCOME PER SHARE	$0.27	$0.38	$0.51